Exhibit 10.14

May 1, 2026

PRIVATE & CONFIDENTIAL

Board of Directors of

Blueport Acquisition Ltd (Nasdaq: BPAC)

366 Madison Ave 3rd Floor

New York, NY 10017

Board of Directors of Blueport Acquisition Ltd:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares of Blueport Acquisition Ltd, a publicly-traded Cayman Islands exempted company (“BPAC”), of the Merger Consideration (as defined below) to be received by such holders in the proposed business combination transaction (the “Business Combination”, or “Transaction”) by and among (i) BPAC, (ii) BPAC Merger Sub 1, a Cayman Islands exempted company and wholly owned subsidiary of BPAC (“Purchaser”), (iii) BPAC Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of BPAC (“Merger Sub”), and (iv) SINGAUTO INC., a Cayman Islands exempted company (“Company”).

Pursuant to the terms of the Business Combination Agreement (the “Business Combination Agreement”), by and among BPAC, Purchaser, Merger Sub, and Company (each a “Party” and collectively the “Parties”), we understand that the Parties intend to effect the Business Combination whereby the following transactions will occur:

■	BPAC will merge with and into Purchaser, with Purchaser continuing as the surviving entity, as a result of which each issued and outstanding BPAC ordinary share (other than excluded, redeemed or dissenting shares) shall be cancelled and automatically converted into one (1) ordinary share of Purchaser;

■	Merger Sub will merge with and into Company, with Company continuing as the surviving entity and becoming a wholly-owned subsidiary of Purchaser, as a result of which each issued and outstanding Company ordinary share shall be cancelled and automatically converted into the right to receive, in the aggregate, 120,000,000 Purchaser ordinary shares valued at $10.00 per share, with an aggregate value equal to One Point Two Billion USD ($1,200,000,000) (the “Merger Consideration”);

BPAC has retained Revere Securities LLC (“Revere”) to render an Opinion (the “Opinion”) to the Board of Directors as to whether, on the date of such Opinion, (i) the Merger Consideration is fair, from a financial point of view, to BPAC and BPAC’s unaffiliated public shareholders and (ii) SingAuto, together with its affiliated entities, has an aggregate fair market value equal to at least 80% of the net assets held by BPAC in its trust account (the “Trust Account”) for the benefit of BPAC’s public stockholders (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account), as of the date of the Business Combination Agreement.

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of BPAC to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Furthermore, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for BPAC or the effect of any other transaction in which BPAC might engage. Revere has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.

Revere, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Revere Securities LLC | Established 1983| SEC Registered Broker-Dealer, Member FINRA, SIPC, MSRB

560 Lexington Avenue, 16th Floor,- New York, NY 10022 | Telephone: +1 (212) 688-2350 | www.reveresecurities.com

Revere will receive a fee for its services as well as reimbursement of our expenses for such services. In addition, BPAC has agreed to indemnify us for certain liabilities arising out of our engagement, including the rendering of this Opinion.

In connection with the review and analyses performed to render our Opinion, we have, among other things, undertaken the following:

(i)	considered our assessment of general economic, market and financial conditions, as well as our experience in connection with similar transactions, and business and securities valuations generally;

(ii)	reviewed a draft of the Business Combination Agreement, dated April 14, 2026 and associated Transaction documents relevant to the Opinion, and assumed that the final form of the Business Combination Agreement will not differ from such draft in any material respect;

(iii)	conducted discussions with the Company’s management to better understand Company’s recent business history and business plans;

(iv)	reviewed publicly available financial information of BPAC filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, Form 10-Ks and certain reports on material events filed on Form 8-Ks between the date of its IPO and as of the date hereof;

(v)	reviewed certain publicly and non-publicly available business and financial information concerning the Company and the industries in which they operate;

(vi)	compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, including certain publicly traded securities of such other companies;

(vii)	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business (the “Forecasts”);

(viii)	performed a public company comparable analysis of similar companies to the Company to derive certain forward multiple; and

(ix)	performed such other analyses and examinations and considered such other information as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both BPAC and Company to ask questions and receive answers and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof. We have not made any determinations as to legal matters related to the Transaction, and have assumed that the Transaction will be consummated on the terms described in the Business Combination Agreement, without any waiver of any material terms or conditions.

In connection with our review and analyses, and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information (in accordance with reasonable industry practice). We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of Company.

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of Company that BPAC and Company provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable and good faith estimates and good faith judgments of the management teams of both BPAC and Company as to the future financial performance of the combined parties without and subsequent to a potential business combination. We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value.

Revere Securities LLC | Established 1983| SEC Registered Broker-Dealer, Member FINRA, SIPC, MSRB

560 Lexington Avenue, 16th Floor,- New York, NY 10022 | Telephone: +1 (212) 688-2350 | www.reveresecurities.com

This Opinion is solely for the use of the Board of Directors of BPAC, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Revere, except that this Opinion may be reproduced in full in, and references to this Opinion and to Revere and its relationship with BPAC may be included in, filings made by BPAC with the U.S. Securities and Exchange Commission and in any registration statement, prospectus, proxy statement or similar disclosure document delivered to shareholders of BPAC.

We understand that we are not obligated to review, update or revise this Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, (i) the Merger Consideration is fair, from a financial point of view, to BPAC and BPAC’s unaffiliated public shareholders and (ii) the Company has an aggregate fair market value equal to at least 80 percent of net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

The issuance of this opinion has been approved by a fairness opinion committee of Revere. This letter is provided to the Special Committee of BPAC in connection with and for the purposes of its evaluation of the consideration to be paid in relation to the Transaction. This opinion does not constitute a recommendation to any shareholder of BPAC as to how such shareholder should vote with respect to the Transaction or any other matter.

Very truly yours,

/s/ Dajiang Guo

Dajiang Guo, CFA

Chief Executive Officer

Head of Investment Banking

REVERE SECURITIES LLC

Revere Securities LLC | Established 1983| SEC Registered Broker-Dealer, Member FINRA, SIPC, MSRB

560 Lexington Avenue, 16th Floor,- New York, NY 10022 | Telephone: +1 (212) 688-2350 | www.reveresecurities.com

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